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                                                                   EXHIBIT 99.1

[ADOBE LETTERHEAD]



FOR IMMEDIATE RELEASE

ADOBE COMPLETES ACQUISITION OF FRAME
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Mountain View, Calif., (October 30, 1995) (Nasdaq:ADBE)--Adobe Systems
Incorporated today announced that it has completed its acquisition of Frame Technology Corporation following approval by Frame shareholders at a meeting held Thursday, October 26 in San Jose. The acquisition effective at 12:01 a.m. California time on Saturday, October 28. The acquisition, which was announced on June 22, 1995 adds to Adobe's leadership as a provider of technologies and software for the creation, delivery and access of graphically rich information.


Under the terms of the acquisition agreement, Adobe exchanged 52 shares of its common stock for each share of Frame common stock. Based on approximately 16.3 million shares of outstanding Frame common stock and Adobe's closing stock price for October 27, the transaction is valued at approximately $460 million. The acquisition is intended to qualify as a tax-free reorganization and a "pooling of interests" for accounting and financial purposes.


"More than any other company in the software business, Adobe is now poised to unleash the power of the computer as a communications tool," said John Warnock, chairman and CEO. "We are integrating our industry-leading products and building upon our PostScript-TM- language and Portable Document Format standards to form the world's most productive digital tools for the creation, exchange, delivery and use of information."


STAFF CUTBACKS ANNOUNCED

In connection with the acquisition, Adobe announced plans to reduce its worldwide staff by approximately 150 employees, or approximately 7 percent of the combined Adobe/Frame workforce. Reductions in staff will come from both the Adobe and Frame organizations, primarily in the administrative and sales functions. Employees affected by the reduction will receive severance packages and outplacement assistance.


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Adobe Completes Acquisition of Frame


"Staff cutbacks are the most difficult reality of a transaction like this, even when you know they are inevitable," said Chuck Geschke, president of Adobe. "However, we believe our cost reduction measures are necessary to ensure that Adobe begins this new phase of its evolution on a solid financial base."


CORPORATE IDENTITY AND ORGANIZATION

Although Adobe Systems will supersede Frame Technology Corporation as the corporate identity for the new company, specific product name changes are yet to be determined and will be announced when they are introduced to the marketplace.


The company also confirmed its corporate officers. Adobe corporate officers are John E. Warnock, chairman of the board and chief executive officer; Charles M. Geschke, president; Derek S. Gray, senior vice president and general manager, Adobe Europe; Stephen A. MacDonald, senior vice president and chief operating officer; M. Bruce Nakao, senior vice president and chief operating officer; M. Bruce Nakao, senior vice president and chief financial officer; Colleen M. Pouliot, vice president, general counsel and secretary; and David B. Pratt, senior vice president and chief operating officer.


Adobe Systems Incorporated, founded in 1982, is headquartered in Mountain View, California. Adobe develops, markets and supports computer software products and technologies that enable users to create, display, print and communicate electronic documents. The company licenses its technology to major computer, printing and publishing suppliers, and markets a line of applications software and type products for authoring visually rich documents. Additionally, the company markets a line of powerful, but easy to use, products for home and small business users. Adobe has subsidiaries in Europe and the Pacific Rim serving a worldwide network of dealers and distributors. Adobe's 1994 revenue was approximately $598 million.


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Adobe and PostScript are trademarks of Adobe Systems Incorporated, which may be registered in certain jurisdictions.